Exhibit 99.1

February 23, 2005

Hospira, Inc.

275 North Field Drive

Lake Forest, Illinois 60045

Attention:	Irving W. Bailey II, Chairman, Nominations and Compensation
Committee
Brian J. Smith, General Counsel and Secretary

Gentlemen:

This letter is to notify you that I will not be standing for reelection as a director of Hospira, Inc. at its 2005 Annual Meeting of Stockholders.  I will continue to serve as a director and as a member of the audit and public policy committee until my term expires at the 2005 Annual Meeting.  My decision not to stand for reelection is for personal reasons and not as a result of a disagreement with the company on any matter.  I appreciate having had the opportunity to serve as a founding director of Hospira, and I wish the company and my fellow directors nothing but success.

Sincerely,

/s/ Joel T. Allison

Joel T. Allison